Exhibit 23.1

KPMG LLP

205 5th Avenue SW

Suite 3100

Calgary AB

T2P 4B9

Telephone (403) 691-8000

Fax (403) 691-8008

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Precision Drilling Corporation

We consent to the use of our reports, each dated March 1, 2019, with respect to the consolidated statements of financial position of Precision Drilling Corporation as at December 31, 2018 and December 31, 2017, the consolidated statements of loss, comprehensive loss, changes in equity, and cash flow for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2018 included in this annual report on Form 40-F.

We also consent to the incorporation by reference of such reports in the Registration Statements (Nos. 333-194966, 333-189046, 333-189045, 333-221226) on Form S-8.

Chartered Professional Accountants

March 5, 2019
Calgary, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.